Exhibit 99.3

FOR IMMEDIATE RELEASE	Contact: Bob DeFillippo
November 7, 2012	(973) 802-4149

PRUDENTIAL FINANCIAL DECLARES

ANNUAL DIVIDEND ON COMMON STOCK

Announces Move to Quarterly Common Stock Dividend Schedule in 2013

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today the declaration of an annual dividend for 2012 of $1.60 per share of Common Stock, payable on December 14, 2012 to shareholders of record at the close of business on November 20, 2012. The dividend represents an increase of 10% from the 2011 Common Stock dividend and is the highest ever paid by the Company.

Prudential also announced that it will move to a quarterly Common Stock dividend schedule beginning in the first quarter of 2013.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $1.005 trillion of assets under management as of September 30, 2012, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.